PRESS RELEASE

FOR IMMEDIATE RELEASE

New Mexico Software Appoints Frank A. Reidy to Board of Directors

Albuquerque, NM, April 28 , 2005 -- New Mexico Software Inc. (OTC Bulletin Board: NMXS), a leading provider of next-generation digital lifecycle management solutions, announced today that

Frank A. Reidy has been appointed to its board of directors.

Dick Govatski, CEO of New Mexico Software, said, "We are delighted to have Frank as a director. Frank has five years of history with New Mexico as a shareholder. He has the enthusiasm and integrity that is an integral ingredient for the long-term success of every company."

Reidy owns and operates a general construction contracting business in Bartlesville, Okla. He served as chief accountant for the Acklin Stamping Division of Tecumseh Products Company, Tecumseh, Mich., from June 1973 to April 1984. Reidy received his NASD securities license in December 1998 and his investment advisor license in 1999.  He was associated with Financial Network Investment Corporation from December 1998 to November 2002. Reidy graduated from Oklahoma State University in 1964 with a B.S. in marketing. He received his M.A. degree in economics in 1974 from the University of Toledo where he taught economics as a part-time instructor from l974 to 1989.

Reidy said, "I feel honored to have the opportunity to serve on the board of New Mexico Software, a company that I have been invested with as a shareholder since its inception. I look forward to helping the company realize its full potential."

About New Mexico Software

The company is a leading provider of next-generation digital lifecycle management solutions. It is the only public company providing totally integrated services that a customer would normally need to outsource to several different suppliers. With the New Mexico Software business model and technology, the company is able to provide the software, custom programming, hosting and database administration as a total solution.

For more information on New Mexico Software, contact Dick Govatski, (505) 255-1999, ceo@nmxs.com. An investment profile on New Mexico Software may be found at http://www.hawkassociates.com/nms/profile.htm.  To be placed on an e-mail alert for news about New Mexico Software, contact Frank Hawkins or Ken AuYeung, Hawk Associates, at (305) 852-2383 or via e-mail at info@hawkassociates.com. For an online investor relations kit, go to http://www.hawkassociates.com or http://www.hawkmicrocaps.com.

The foregoing press release contains forward-looking statements including statements regarding the company's expectation of its future business. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements.

5021 Indian School Rd. NE Suite 200 - Albuquerque, New Mexico 87110 - (505) 255-1999 - (505) 255-7201 (Fax)

www.nmxs.com